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                                                                    Exhibit 23.3


                         CONSENT OF INDEPENDENT AUDITORS


                  We consent to the reference to our firm under the caption "Experts" and to the use of our report on the consolidated financial statements and schedule of Fuqua Enterprises, Inc. dated February 20, 1997, (except for the last paragraph of Note 2, as to which the date of our report is February 26,
1997) included in the Proxy Statement/Consent Solicitation Statement/Prospectus of Graham-Field Health Products, Inc. and Fuqua Enterprises, Inc. that is made a part of the Registration Statement (Form S-4) of Graham-Field Health Products, Inc. for the registration of 10,613,629 shares of the common stock of Graham-Field Health Products, Inc.



                                           /s/ ERNST & YOUNG LLP



Atlanta, Georgia
December 18, 1997